EXHIBIT 4.4

REGISTRATION AND PURCHASE AGREEMENT
This REGISTRATION AND PURCHASE AGREEMENT, dated as of November 23, 2015 (this “Agreement”), is by and between Citizens Financial Group, Inc., a Delaware corporation (the “Company”), and The Royal Bank of Scotland Group plc, a public limited company organized under the laws of Scotland (Company Number SC045551) (“RBSG”).
W I T N E S S E T H:
WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of the date hereof (the “Purchase and Sale Agreement”), by and between the Company and RBSG, RBSG has agreed to sell and the Company has agreed to purchase (1) $333,000,000 aggregate principal amount of the Company’s 4.771% Subordinated Notes due 2023 (CUSIP No. USU7535RAC08), (2) $334,000,000 aggregate principal amount of the Company’s 4.691% Subordinated Notes due 2024 (CUSIP No. US75524RAF64), and (3) $83,000,000 aggregate principal amount of the Company’s 4.153% Subordinated Notes due 2024 (CUSIP No. US174610AA37) (collectively, the “Repurchased Notes”) pursuant to the terms and conditions of the Purchase and Sale Agreement;
WHEREAS, after giving effect to the purchase of the Repurchased Notes pursuant to the Purchase and Sale Agreement, RBSG will continue to own the following subordinated notes issued by the Company: (1) $250,000,000 aggregate principal amount of the Company’s 4.153% Subordinated Notes due 2024 (CUSIP No. US174610AA37), (2) $333,000,000 aggregate principal amount of the Company’s 4.023% Subordinated Notes due 2024 (CUSIP No. US174610AB10), (3) $334,000,000 aggregate principal amount of the Company’s 4.082% Subordinated Notes due 2025 (CUSIP No. US174610AF24), and (4) $333,000,000 aggregate principal amount of the Company’s 5.158% Fixed to Floating Callable Subordinated Notes due 2023 (CUSIP No. USU7535RAB25) (collectively, the “Retained Notes”);
WHEREAS, the parties hereto have agreed, subject to the consummation of the purchase of the Repurchased Notes pursuant to the Purchase and Sale Agreement (the date on which such consummation occurs being referred to herein as the “Closing Date”) and on the terms and conditions set forth herein, that:
(1)the Company will promptly (and in any event within 15 days of the Closing Date) prepare and file a Prospectus Supplement (as defined herein) with the Securities and Exchange Commission (the “SEC”) to permit resales by RBSG of the Retained Notes on a Registered basis and thereafter prepare and file with the SEC such additional prospectus supplements as are reasonably required by RBSG in connection with any such resale, and will cooperate in any Underwritten Offering (as defined below) to be completed between March 15, 2016 and June 15, 2016, subject to Blackout Periods (as defined below) and extensions, in connection therewith;

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(2)the Company will use its reasonable best efforts to remove the restrictive legends from any Retained Notes promptly after February 3, 2016, provided that RBSG continues to be the beneficial owner of such Retained Notes on such date, or, if RBSG does not so continue to beneficially own such Retained Notes on such date, promptly after such time as the Retained Notes have been held by Persons that are not affiliates of the Company for at least six months;
(3)the Company will use its reasonable best efforts to cause the Retained Notes to be rated as promptly as practicable, but in any event within 15 days after the Closing Date, by at least two Ratings Agencies selected by the Company;
(4)RBSG has agreed to sell and the Company has agreed to purchase $334,000,000 aggregate principal amount of the Company’s 4.082% Subordinated Notes due 2025 (CUSIP No. US174610AF24) and $166,000,000 aggregate principal amount of the Company’s 4.023% Subordinated Notes due 2024 (CUSIP No. US174610AB10) (collectively, the “Retained Notes Subject to Repurchase”) on or prior to July 31, 2016, provided that a Market Disruption Event or a Regulatory Prohibition Event shall not have occurred;
(5)the interest rate on the $250,000,000 aggregate principal amount of the Company’s 4.153% Subordinated Notes due 2024 (CUSIP No. US174610AA37) (the “Retained Notes Subject to Rate Reset”) will be reduced to 3.75% effective upon the next succeeding interest payment date for the Retained Notes Subject to Rate Reset; and
(6)RBSG will reimburse the Company for all reasonable and documented expenses in connection with the Company’s registration and rating of the Retained Notes and issuances of subordinated debt securities to finance the purchase of the Repurchased Notes, subject to the limitation on reimbursement described in Section 4.02 hereof;
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
Article 1
DEFINITIONS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.
“Agreement” has the meaning set forth in the preamble to this Agreement.

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“Bankruptcy Event” means either (i) the commencement by the Company of a voluntary case under any applicable federal or state bankruptcy, receivership, insolvency, reorganization or other similar law of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee sequestrator or similar official of the Company or of substantially all its property or (ii) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, receivership, insolvency, reorganization or similar law.
“Blackout Period” means each period commencing at 9:00 a.m., New York City time, on the 15th day of the last month of each fiscal quarter of the Company and ending at 5:00 p.m., New York City time, on the second New York Stock Exchange trading day after the day on which the Company furnishes to the SEC a current report on Form 8-K pursuant to Item 2.02 of such form containing consolidated financial results of the Company for such fiscal quarter.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law to be closed in New York, New York or London, United Kingdom.
“Change of Control” means the occurrence of one or both of the following events after the date hereof:
(i)    any Person, other than an employee benefit plan or trust maintained by the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; or
(ii)    the consummation of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation.
“Closing Date” has the meaning set forth in the recitals to this Agreement.

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“Company” has the meaning set forth in the preamble to this Agreement and shall include its successors, by merger, acquisition, reorganization or otherwise.
“DTC” means The Depository Trust Company.
“Encumbrance” includes any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or other security, preferential right or other third party right or agreement whatsoever to confer security or restriction
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Federal Reserve” means the Board of Governors of the Federal Reserve System.
“Global Certificates” means one or more global certificates representing the Retained Notes registered in the name of the holder thereof.
“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Indenture” means the Subordinated Indenture, dated as of September 28, 2012, between the Company and The Bank of New York Mellon, as Trustee.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service and BBB- (or the equivalent) by Standard & Poor’s Ratings Services or Fitch Ratings, Inc.
“Lock-up Period” has the meaning set forth in Section 3.02(a).
“Loss” or “Losses” has the meaning set forth in Section 2.09(a).
“Market Disruption Event” shall mean that in connection with a proposed offering of debt securities by the Company to finance the Purchase Price for the Retained Notes Subject to Repurchase pursuant to Section 3.01, the proposed managing underwriters or underwriters for such proposed offering shall have notified the Company in writing that the proposed offering cannot be executed at any time during the one week period prior to the Repurchase Date.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

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“Prospectus” means the prospectus included in the Shelf Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.
“Prospectus Supplement” has the meaning set forth in Section 2.01.
“Purchase and Sale Agreement” has the meaning set forth in the recitals to this Agreement.
“Purchase Price” means the purchase price of the Retained Notes Subject to Repurchase determined in accordance with Schedule A attached hereto.
“Ratings Agencies” means Fitch Ratings, Inc., Moody’s Investors Service and Standard & Poor’s Ratings Services or, in each case, any successor to its rating agency business.
“RBSG” has the meaning set forth in the preamble to this Agreement and shall include its successors, by merger, acquisition, reorganization or otherwise.
“Registration” means a registration with the SEC of the offer and sale to the public of the Retained Notes under the Shelf Registration Statement. The terms “Register,” “Registered” and “Registering” shall have a correlative meaning.
“Registration Expenses” shall mean all reasonable out-of-pocket expenses incident to the registration of securities, including all (i) registration, qualification and filing fees; (ii) expenses reasonably incurred in connection with the preparation, printing and filing under the Securities Act of any prospectus or any amendment or supplement thereto and any issuer free writing prospectus and the distribution thereof; (iii) the reasonable fees and expenses of the Company’s legal counsel and independent accountants; (iv) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the securities under the state or foreign securities or blue sky laws and the preparation, printing and distribution of a World Sky Memorandum (including the related fees and expenses of counsel); (v) the costs and charges of any trustee, registrar or paying agent, as applicable; (vi) all expenses and application fees incurred in connection with any filing with, and clearance of an offer or sale by, the Financial Industry Regulatory Authority, Inc.; (vii) expenses incurred in connection with any “road show” presentation to potential investors; (viii) printing expenses, messenger, telephone and delivery expenses; (ix) all fees and expenses for the Ratings Agencies to rate the securities; and (x) fees and expenses of listing any securities on any securities exchange on which the securities are listed (if any); but excluding any Selling Expenses.
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such

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registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Regulatory Prohibition Event” means that the purchase by the Company of the Retained Notes Subject to Repurchase on the Repurchase Date would violate any law, rule, regulation, order, consent, directive or objection of the Federal Reserve or any other applicable banking regulatory authority applicable to the Company and its subsidiaries.
A “Release Event” shall occur if:
(1)    the Company ceases to be a “well-known seasoned issuer” as such term is defined in Rule 405 under the Securities Act or is otherwise not eligible to file a Registration Statement on Form S-3 under the Securities Act;
(2)    a Regulatory Prohibition Event has occurred or the Federal Reserve objects on quantitative grounds to the capital plan that the Company must submit on or prior to April 5, 2016 under 12 CFR 225.8;
(3)    a Market Disruption Event has occurred or the Company fails to raise gross proceeds from the issuance of debt securities of at least $500,000,000 or an amount otherwise sufficient to purchase the Retained Notes Subject to Repurchase in accordance with Section 3.01 hereof (to the extent the parties rights and obligations under such Section 3.01 have not been earlier terminated in accordance with Section 3.02 hereof) on the Repurchase Date;
(4)    the Company’s long-term issuer rating or the rating of the Company’s unsecured subordinated indebtedness, in each case assigned by any Ratings Agency, is either (i) at least two ratings levels lower than the rating assigned by such Ratings Agency on the date hereof, other than a downgrade resulting from a change in ratings methodology (it being understood that a ratings level shall be represented by gradations of +, – or no + or - designation, such that change in rating level shall be, for example, from – to +) or (ii) below an Investment Grade Rating;
(5)    the five consecutive trading day volume-weighted average price of a share of the Company’s common stock as reported on the New York Stock Exchange is less than $18.00 per share of common stock;
(6)    an Event of Default (as defined in the Indenture) in respect of the Retained Notes has occurred and is continuing;
(7)    a transaction that would result in a Change in Control has been announced or a Change in Control has occurred;
(8)    the sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, constituting

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substantially all of the assets of the Company has occurred, but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the fair market value of the Company and its subsidiaries immediately prior to such transaction(s);
(9)    a Bankruptcy Event has occurred;
(10)    the shares of the Company’s common stock have ceased to be listed, traded or publicly quoted on a U.S. national securities exchange without being immediately re-listed, re-traded or re-quoted on the same or another U.S. national securities exchange other than pursuant to a trading or market disruption; or
(11)    there occurs any material default by the Company under, or material failure by the Company to comply with, the Company’s obligations under Article 2 hereof; provided that a material default by the Company under, or material failure by the Company to comply with, the Company’s obligations under Article 2 hereof (other than Section 2.01 and 2.07, which shall not be subject to a cure period) shall not be a Release Event unless and until RBSG has given written notice of such material default or material failure to comply to the Company (describing such material default or material failure to comply) and the Company has not cured such event within five Business Days.
“Repurchase Date” has the meaning set forth in Section 3.01(a).
“Repurchased Notes” has the meaning set forth in the recitals to this Agreement.
“Retained Notes” has the meaning set forth in the recitals to this Agreement.
“Retained Notes Subject to Rate Reset” has the meaning set forth in the recitals to this Agreement.
“Retained Notes Subject to Repurchase” has the meaning set forth in the recitals to this Agreement.
“SEC” has the meaning set forth in the recitals to this Agreement.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of any securities.
“Shelf Registration Statement” has the meaning set forth in Section 2.01.
“Shelf Takedown” has the meaning set forth in Section 2.01.

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“Supplemental Indenture” means any indenture supplemental to the Indenture, relating to the Retained Notes.
“Takedown Notice” has the meaning set forth in Section 2.01.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
“Trustee” means The Bank of New York Mellon, as trustee under the Indenture.
“Underwritten Offering” means a Registration in which Retained Notes are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.
“Underwritten Offering Periods” has the meaning set forth in Section 2.02.
Section 1.02.    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Articles and Sections refer to Articles and Sections of this Agreement. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be performed or given timely if performed or given on the next succeeding Business Day. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
REGISTRATION AND RATING
Section 2.01.    Registration. Promptly following the Closing Date (but in any event no later than 15 days thereafter), the Company shall file a Prospectus supplement (as amended or supplemented from time to time, the “Prospectus Supplement”) to the Company’s Registration Statement on Form S-3 (File No. 333-207668) (as amended or supplemented from time to time, the “Shelf Registration Statement”) contemplating the sale, from time to time, by RBSG of the Retained Notes. RBSG shall have the right to request a shelf takedown (a “Shelf Takedown”) at any time by delivering a written request thereof to the Company at least two Business Days prior to the date of the proposed Shelf Takedown specifying the series and aggregate principal amount of

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Retained Notes that RBSG wishes to include in the Shelf Takedown (“Takedown Notice”). The Company shall make such filings reasonably required by RBSG in connection with a Shelf Takedown, including the filing of a Prospectus supplement if reasonably requested, and take the actions described in Sections 2.02 and 2.05 in connection with a Shelf Takedown, in accordance with the intended method of distribution set forth in the Takedown Notice, as soon as reasonably practicable.
Section 2.02.    Underwritten Offering. RBSG shall have the right to request that the Company cooperate and, if so requested, the Company shall use its reasonable best efforts to cooperate, in one Underwritten Offering (including taking the actions set forth in Section 2.05) at any time between March 1, 2016 and June 15, 2016 and one Underwritten Offering (including taking the actions set forth in Section 2.05) at any time between August 1, 2016 and the termination of this Agreement (as such periods may be extended pursuant to Section 2.04, the “Underwritten Offering Periods”), subject to the blackouts described in Section 2.04 and the extensions of such period as a result of blackouts described in Section 2.04. The Company shall include in such Underwritten Offering all Retained Notes that that RBSG requests to be included in such Takedown Notice; provided that the Retained Notes requested to be included in such Underwritten Offering must represent (i) an aggregate offering price of Retained Notes that is reasonably be expected to equal at least $100,000,000 or (ii) all of the remaining Retained Notes owned by RBSG. In the event of an Underwritten Offering pursuant to this Section 2.02, RBSG shall select the underwriters; provided that each of such underwriters shall have been an underwriter on a previous Registered offering of securities of the Company and such underwriters shall engage Cleary Gottlieb Steen & Hamilton LLP as underwriters’ counsel. RBSG shall consult with the Company in the selection of such underwriters by RBSG. All Shelf Takedowns shall comply with applicable requirements of the Securities Act and the Prospectus Supplement filed or otherwise furnished by the Company in connection therewith shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 2.03.    SEC Form. The Company shall use its reasonable best efforts to remain eligible to use Form S-3.
Section 2.04.    Blackout. Upon notice to RBSG, the Company may postpone a Registration pursuant to this Article 2 and direct RBSG to suspend sales of Retained Notes pursuant to the Registration Statement (i) for such times as the Company reasonably may determine are necessary or advisable (but in no event for more than an aggregate of 120 days in any rolling 12 month period or more than 45 days in any rolling 90 day period), if the Company determines that the sale of Retained Notes pursuant to the Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, or (ii) for such times as the underwriters in an underwritten offering of securities by the Company may advise the Company are necessary or advisable, but in no event under this clause (ii) to exceed the

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period between launch and settlement of any underwritten offering of subordinated debt securities by the Company. If the Company shall postpone a Registration pursuant to the preceding sentence, the Company agrees that it shall extend the Underwritten Offering Periods and the term of this Agreement by the number of days from the date such suspension notice is given to and including the date of notice to RBSG that sales may resume. In addition, RBSG shall suspend sales of Retained Notes pursuant to the Registration Statement if such sale, including in any Underwritten Offering, would occur during or continue into a Blackout Period.
Section 2.05.    Registration Procedures.
(a)    In connection with the Registration and/or sale of Retained Notes pursuant to this Agreement, through an Underwritten Offering or otherwise, the Company shall use reasonable best efforts to effect or cause the Registration and the sale of such Retained Notes in accordance with the intended methods of disposition thereof and, as applicable:
(i)    prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the Prospectus Supplement as may be necessary to keep the Shelf Registration Statement effective in accordance with the terms of this Agreement and to comply with the provisions of the Securities Act with respect to the disposition of all of the Retained Notes Registered;
(ii)    notify RBSG as soon as reasonably practicable after notice thereof is received by the Company (A) when any amendment to the Shelf Registration Statement has been filed or becomes effective, or when any amendment or supplement to the Prospectus Supplement has been filed, (B) of any written comments by the SEC or any request by the SEC or any other Governmental Authority for amendments or supplements to the Shelf Registration Statement or the Prospectus Supplement, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any order preventing or suspending the use of any preliminary or final prospectus supplement relating to the Retained Notes or the initiation or threatening of any proceedings for such purposes, and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Retained Notes for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(iii)    promptly notify RBSG when the Company becomes aware of the occurrence of any event as a result of which the Shelf Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Shelf Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as

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promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish an amendment or supplement to the Shelf Registration Statement or Prospectus that will correct such statement or omission or effect such compliance;
(iv)    use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;
(v)    promptly incorporate in a Prospectus supplement, free writing prospectus (as defined in Rule 405 under the Securities Act) or post-effective amendment such information as the managing underwriters, if any, and RBSG may reasonably request to be included therein in order to permit the intended method of distribution of the Retained Notes; and make all required filings of such Prospectus supplement, free writing prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, free writing prospectus or post-effective amendment;
(vi)    in connection with any sale of Retained Notes that will result in such securities no longer being Retained Notes, cooperate with RBSG and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Retained Notes to be sold and not bearing any restrictive Securities Act legends;
(vii) provide a CUSIP number for all Retained Notes and register any such Retained Notes in such denominations and such names as the underwriters or RBSG, as applicable, may request at least two Business Days prior to such sale of Retained Notes; provided that the Company may satisfy its obligations hereunder without issuing physical certificates through the use of The Depository Trust Company’s Direct Registration System;
(viii) cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and each securities exchange, if any, on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted, and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of each such exchange, and use its reasonable best efforts to cause the Retained Notes covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Retained Notes;
(ix)    in the case of an Underwritten Offering, obtain for delivery to and addressed to the underwriter or underwriters, an opinion from the Company’s

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outside counsel in customary form and content for the type of Underwritten Offering, dated the date of the closing under the underwriting agreement, and such other certificates as the underwriter or underwriters may reasonably request;
(x)    in the case of an Underwritten Offering, obtain for delivery to and addressed to the underwriter or underwriters, a comfort letter from the Company’s independent certified public accountants in customary form and content for the type of Underwritten Offering, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
(xi)    cooperate and assist in customary due diligence undertakings, including by the underwriter or underwriters, if any, and outside counsel for the underwriter or underwriters and for RBSG in establishing a “due diligence” defense under Section 11 of the Securities Act in connection with any sale of Retained Notes, provided that notwithstanding any provision of this Article 2 to the contrary, the executive officers of the Company shall not be required to participate in more than one initial due diligence session and up to three bring-down due diligence sessions (each of which shall be telephonic and comprising customary launch, pricing and closing bring-down diligence), except that if any executive officers who are requested by the underwriters to participate in the initial due diligence session do not participate in such session, the underwriters may request that such executive officers participate in a separate due diligence session (which shall be telephonic);
(xii) if requested by the managing underwriters for any Underwritten Offering, the Company shall enter into an underwriting agreement in customary form with such underwriters for such offering; provided, however, that RBSG shall not be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (A) RBSG’s ownership of the Retained Notes to be transferred free and clear of all liens, claims and encumbrances created by RBSG, (B) RBSG’s power and authority to effect such transfer, (C) such matters pertaining to RBSG’s compliance with securities laws as reasonably may be requested, and (D) RBSG’s intended method of distribution) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 2.09 hereof;
(xiii) in connection with the sale of any Retained Notes, cause any related Supplemental Indenture to be qualified under the Trust Indenture Act; cooperate with the Trustee to effect any changes to any such Supplemental Indenture as may be required for such Supplemental Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and execute, and use its reasonable best efforts to cause the Trustee to execute, all documents as may be required to effect such changes and all other forms and documents required to be filed with the SEC to enable any such Supplemental Indenture to be so qualified in a timely manner; and cause any such Supplemental Indenture, when filed with

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the SEC, to comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the SEC thereunder;
(xiv) take all other steps required by applicable law, rule or regulation or any underwriting agreement executed pursuant to clause (xii) above to facilitate the Registration, offering and sale of the Retained Notes.
(b)    As a condition precedent to any Registration hereunder, the Company may require RBSG to furnish to the Company such information regarding the distribution of such securities and such other information relating to it, its ownership of Retained Notes and other matters as the Company may from time to time reasonably request in writing to enable the Company to comply with the provisions of this Agreement. RBSG agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
(c)    RBSG agrees that, upon receipt of any written notice from the Company of the occurrence of any event of the kind described in Section 2.05(a)(iii), RBSG shall forthwith discontinue disposition of Retained Notes pursuant to the Shelf Registration Statement until RBSG’s receipt of the copies of the supplemented or amended Prospectus Supplement contemplated by Section 2.05(a)(iii), or until RBSG is advised in writing by the Company that the use of the Prospectus Supplement may be resumed, and if so directed by the Company, RBSG shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in RBSG’s possession, of the Prospectus Supplement. The Company shall use its best efforts to provide the supplemented or amended Prospectus Supplement or advise that use of the Prospectus Supplement may be resumed promptly.
Section 2.06.    Holdback Agreements. The Company agrees, upon notice from the managing underwriter or underwriters in connection with any Registration for an Underwritten Offering of the Company’s securities, not to effect (other than pursuant to such Registration) any public sale or distribution of subordinated debt securities, including, but not limited to, any sale pursuant to Rule 144A, without the prior written consent of the managing underwriters during such period as reasonably requested by the managing underwriters (but in no event shall such period be longer than the period from the pricing of such Underwritten Offering to the settlement date of such Underwritten Offering).
Section 2.07.    Ratings. The Company agrees to use its reasonable best efforts to cause the Retained Notes to be rated as promptly as practicable after the Closing Date, but in any event within 15 days after the Closing Date, by at least two Ratings Agencies selected by the Company.
Section 2.08.    Removal of Restrictive Legends. Promptly after the later of February 3, 2016 or the Closing Date, provided that RBSG continues to be the beneficial owner of the Retained Notes on such date, or, if RBSG does not so continue to

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beneficially own the Retained Notes on such date, such time as is the later of the time that none of the Retained Notes have been held by an affiliate of the Company for less than six months or the Closing Date, the Company shall use its reasonable best efforts to comply with any applicable DTC procedures for delegending or otherwise exchanging any Global Certificate for the Retained Notes for a Global Certificate not bearing a restrictive legend pursuant to Rule 144 under the Securities Act and changing the restricted CUSIP number for an unrestricted CUSIP number (including DTC’s mandatory exchange process, if applicable), and will take any such further reasonable action for the removal of such restrictive legends.
Section 2.09.    Indemnification.
(a)    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, RBSG and RBSG’s officers, directors, employees, advisors, affiliates and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) RBSG from and against any and all losses, claims, damages, liabilities (or actions in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the Shelf Registration Statement (including the Prospectus Supplement or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 405 under the Securities Act) that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus Supplement or a free writing prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to any particular indemnified party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of RBSG or any indemnified party and shall survive the transfer of such securities by RBSG.
(b)    Indemnification by RBSG. RBSG agrees to indemnify and hold harmless, to the full extent permitted by law, the Company and the Company’s directors, officers, employees, advisors, affiliates and agents and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) from and against any Losses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the Shelf Registration Statement (including the Prospectus Supplement or any amendment thereof or supplement thereto or any documents

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incorporated by reference therein), or any such statement made in any free writing prospectus that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus Supplement or a free writing prospectus, in light of the circumstances under which they were made) not misleading to the extent, but, in each case (i) or (ii), only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such RBSG to the Company expressly for inclusion in the Shelf Registration Statement, the Prospectus Supplement or a free writing prospectus. In no event shall the liability of RBSG hereunder be greater in amount than the dollar amount of the net proceeds received by RBSG under the sale of the Retained Notes giving rise to such indemnification obligation. This indemnity shall be in addition to any liability RBSG may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party.
(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder to the extent that it is materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder or fails to employ counsel reasonably satisfactory to such Person or to pursue the defense of such claim in a reasonably vigorous manner, (c) the named parties to any proceeding include both such indemnified and the indemnifying party and the indemnified party has reasonably concluded (based on written advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld, conditioned or delayed. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party, which consent may not be unreasonably withheld,

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conditioned or delayed. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm (in addition to any appropriate local counsel) at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on written advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or in the reasonable judgment of such Person may exist (based on advice of counsel to an indemnified party) between such indemnified party or parties and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.
(d)    Contribution. If for any reason the indemnification provided for in Section 2.09(a) or Section 2.09(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Section 2.09(a) or Section 2.09(b), then the indemnifying party shall, in lieu of indemnifying such indemnified party thereunder, contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.09(d) to the contrary, RBSG shall not be required pursuant to this Section 2.09(d) to contribute any amount in excess of the amount by which the net proceeds received by it from the sale of Retained Notes in the offering to which the Losses of the indemnified parties relate (before deducting expenses, if any) exceeds the amount of any damages which it has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.09(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.09(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party hereunder shall be deemed to include, for purposes of this Section 2.09(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating,

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preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding. If indemnification is available under this Section 2.09, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.09(a) and Section 2.09(b) hereof without regard to the relative fault of said indemnifying parties or indemnified party.
Section 2.10.    Reporting Requirements; Rule 144. The Company shall use its reasonable best efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Section 13 or 15(d) (whichever is applicable) of the Exchange Act. If the Company is not required to file such reports during such period, it will, upon the request of RBSG, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act, and it will take such further action as RBSG may reasonably request, all to the extent required from time to time to enable RBSG to sell Retained Notes without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any rule or regulation hereafter adopted by the SEC. From and after the date hereof through the date upon which RBSG no longer owns any Retained Notes, the Company shall forthwith, upon the written request of RBSG, furnish (i) a written statement by the Company as to whether it has complied with such requirements and, if not, the specifics thereof, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents filed by the Company with the SEC as RBSG may reasonably request in availing itself of an exemption for the sale of Retained Notes without registration under the Securities Act; provided that any document publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system shall satisfy the requirements hereof.
ARTICLE 3
THE RETAINED NOTES
Section 3.01.    Purchase of Retained Notes Subject to Repurchase.
(a)    Subject to the prior occurrence of the Closing Date, on or prior to July 31, 2016 (subject to extension if there has been a Market Disruption Event as provided below in this Section 3.01(a)), provided that no Market Disruption Event or Regulatory Prohibition Event has occurred and is continuing and provided that RBSG has not given a termination notice following the occurrence of a Release Event pursuant to Section 3.02, upon at least three Business Days’ notice by the Company to RBSG designating the applicable repurchase date, or such other time and on such other date as the Company and RBSG shall mutually agree (the time and date of such payment are herein referred to as the “Repurchase Date”), RBSG shall sell, transfer and deliver to the Company all of the

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Retained Notes Subject to Repurchase, and the Company shall purchase all of the Retained Notes Subject to Repurchase from RBSG at the Purchase Price. It is hereby understood and agreed that (1) this Section 3.01(a) shall not be applicable and the parties hereto shall have no obligation hereunder if, as the result of a Regulatory Prohibition Event, the repurchase of the Retained Notes Subject to Repurchase contemplated hereby has not occurred on or prior to July 31, 2016 and (2) if a Market Disruption Event has occurred on or prior to July 31, 2016, such on or prior to July 31, 2016 reference specified above shall be extended until on or prior to September 30, 2016 and this Section 3.01(a) shall only not be applicable (with the parties hereto having no obligation hereunder) if, as the result of a continuing Market Disruption Event, the repurchase of the Retained Notes Subject to Repurchase contemplated hereby has not occurred on or prior to September 30, 2016.
(b)    In connection with the purchase of the Retained Notes Subject to Repurchase, RBSG shall represent and warrant to the Company as of the Repurchase Date that (i) RBSG is the sole record and beneficial owner of the Retained Notes Subject to Repurchase, free and clear of all liens, charges or other Encumbrances and has good and valid title thereto; (ii) RBSG has all necessary corporate power and capacity to transfer the Retained Notes Subject to Repurchase to the Company, on the terms and conditions set forth in this Agreement; (iii) the consummation of the transactions contemplated hereby on such Repurchase Date have been duly authorized by all requisite corporate action of RBSG; (iv) RBSG has obtained all consents and approvals necessary to be obtained in order to execute the transactions contemplated hereby on the Repurchase Date; (v) RBSG has such knowledge, sophistication and experience in financial and business matters that RBSG is capable of evaluating the merits and risks of consummating the transaction contemplated hereby on the Repurchase Date; and (vi) RBSG has relied solely on its own independent investigation in valuing the Retained Notes Subject to Repurchase and determining to proceed with the transactions contemplated hereby on the Repurchase Date.
(c)    RBSG shall, on or before the Repurchase Date, deliver to the Company all documents necessary or reasonably required to effectively transfer the Retained Notes Subject to Repurchase to the Company, free and clear of all liens, charges or other Encumbrances whatsoever. RBSG shall, on the Repurchase Date, take any necessary action to effect the transfer pursuant to the terms of this Agreement, including by instructing the DTC participant through which RBSG holds the Retained Notes Subject to Repurchase to transfer such Retained Notes Subject to Repurchase to such DTC participant account as may be specified by the Company.
(d)    Payment for the Retained Notes Subject to Repurchase shall be made to RBSG in Federal or other funds immediately available in New York City to the order of RBSG against delivery of the Retained Notes Subject to Repurchase for the account of the Company at 11:00 a.m., New York City time, on the Repurchase Date. The Retained Notes Subject to Repurchase shall be registered in such names and in such denominations as the Company shall request in writing not later than one full Business Day prior to the

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Repurchase Date. At closing on the Repurchase Date, RBSG shall deliver the Retained Notes Subject to Repurchase to the DTC participant account specified by the Company.
(e)    The Company shall use its reasonable best efforts to complete an offering of debt securities of the Company to finance the Purchase Price for the Retained Notes Subject to Repurchase pursuant to Section 3.01(a), subject to the occurrence and continuation of a Market Disruption Event or Regulatory Prohibition Event.
Section 3.02.    Restrictions on Sale of Retained Notes Subject to Repurchase.
(a)    RBSG hereby agrees that it will not, during the period commencing on the date hereof and ending on August 1, 2016 (as may be extended pursuant to this Section 3.02(a), the “Lock-up Period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Retained Notes Subject to Repurchase; provided that the provisions of this Section 3.02 (1) shall not prevent RBSG from entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Retained Notes Subject to Repurchase, whether any such transaction is to be settled by delivery of Retained Notes Subject to Repurchase or such other securities, in cash or otherwise, provided that such swap or other arrangement does not involve a pledge or transfer of the Retained Notes Subject to Repurchase, (2) if so elected by RBSG as provided below, shall not apply after any Release Event and (3) shall be of no further force from and after March 1, 2016 in the event that the Closing Date does not occur on or prior to March 1, 2016. In the event that a Market Disruption Event has occurred on or prior to July 31, 2016, and the Company’s repurchase obligations under Section 3.01(a) are extended until September 30, 2016 pursuant to such section, the Lock-up Period shall be extended until October 1, 2016. The Company shall give notice to RBSG of any Release Event as soon as practicable (but in any event not later than one Business Day after obtaining knowledge of any Release Event). Notwithstanding the foregoing, RBSG may independently determine that a Release Event has occurred and shall, upon such determination, promptly (but in any event not later than one Business Day thereafter) provide the Company with notice thereof, which shall include the underlying facts and circumstances that form the basis for such determination.
(b)    After a Release Event, RBSG may transfer Retained Notes Subject to Repurchase on the following terms:
(i)    If the Release Event occurs on or prior to July 1, 2016, RBS may freely sell or otherwise transfer or dispose of any Retained Notes Subject to Repurchase at any time prior to July 8, 2016, provided that (A) RBSG use reasonable best efforts to provide written notice to the Company when it has made a determination to so transfer any of the Retained Notes Subject to Repurchase, (B) RBSG shall promptly (and in event within two Business Days of any such transfer) provide written notice to the Company of any such transfer of any Retained Notes Subject to Repurchase, and (C) upon any such transfer of any of

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the Retained Notes Subject to Repurchase, the rights and obligations of both parties under Section 3.01 shall terminate;
(ii)    If the Release Event occurs after July 1, 2016 and prior to July 15, 2016, RBS may freely sell or otherwise transfer or dispose of any Retained Notes Subject to Repurchase at any time within one week after having given or received notice of such Release Event, provided that (A) RBSG use reasonable best efforts to provide written notice to the Company when it has made a determination to so transfer any of the Retained Notes Subject to Repurchase, (B) RBSG shall promptly (and in event within two Business Days of any such transfer) provide written notice to the Company of any such transfer of Retained Notes Subject to Repurchase, and (C) upon any such transfer of any of the Retained Notes Subject to Repurchase, the rights and obligations of both parties under Section 3.01 shall terminate; and
(iii)    If the Release Event occurs after July 15, 2016, RBS may within two Business Days after having given or received notice of such Release Event, at its election, by written notice to the Company, terminate the rights and obligations of both parties under Section 3.01.
(c)    If the rights and obligations of the parties are not terminated pursuant to Section 3.01 as set forth above in Section 3.02(b), the rights and obligations of the parties under Sections 3.01 and 3.02 shall remain applicable notwithstanding such Release Event.
Section 3.03.    Reduction in Interest Rate Applicable To Retained Notes Subject to Rate Reset. Subject to the prior occurrence of the Closing Date, the parties hereto agree that the rate of interest applicable to the Retained Notes Subject to Rate Reset shall be reduced, effective on the January 2, 2016 interest payment date for such series of Retained Notes, to 3.75%, with retroactive effect to January 2, 2016 if the Closing Date shall occur after January 2, 2016. RBSG, as the holder of all of the beneficial interests in each Outstanding Subordinated Debt Security (as defined in the Indenture) representing the Retained Notes Subject to Rate Reset, hereby consents, pursuant to Section 1102 of the Indenture, to the reduction in the rate of interest on the Retained Notes Subject to Rate Reset contemplated by this Section 3.03 and hereby consents to the Trustee entering into (i) a supplemental indenture to the Indenture and the Supplemental Indenture applicable to the Retained Notes Subject to Rate Reset for the purposes of reducing the rate of interest on the Retained Notes Subject to Rate Reset as contemplated by this Section 3.03 and (ii) an amendment to the applicable Global Security (as defined in the Indenture) or an amended and restated Global Security for the purposes of reducing the rate of interest on the Retained Notes Subject to Rate Reset as contemplated by this Section 3.03. RBSG hereby agrees to prepare and deliver to the Trustee and the Company an Act (as defined in the Indenture) setting forth its consent to the amendment contemplated by this Section 3.03 pursuant to Section 1102 of the Indenture. RBSG agrees to use commercially reasonable efforts to cause any Participant (as defined in the

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Supplemental Indenture for the Retained Notes Subject to Rate Reset) through which RBSG holds its beneficial interests in each Outstanding Subordinated Debt Security (as defined in the Indenture) representing the Retained Notes Subject to Rate Reset to take any action required under the Indenture and requested by the Company to give effect to the interest rate reduction contemplated by this Section 3.03.
ARTICLE 4
MISCELLANEOUS
Section 4.01.    Term. This Agreement shall terminate upon the earlier of (i) such time as RBSG ceases to own any Retained Notes and (ii) December 31, 2016, or such later date as results from extension under Section 2.04 of this Agreement; provided that, in accordance with the provisions of Section 3.02(b) and (c), after a Release Event, RBSG shall be entitled to terminate the rights and obligations of both parties under Section 3.01 and make the provisions of Section 3.02 inapplicable, in each case with respect to all of the Retained Notes Subject to Repurchase. Notwithstanding the foregoing, all provisions under this Agreement, except for Section 3.01 and 3.02 shall survive any termination of such Sections under the proviso of this Section 4.01 until otherwise terminated in accordance with this Section 4.01, and the provisions of Section 2.09 and all of this Article 4 shall survive any other termination.
Section 4.02.    Expenses. RBSG hereby agrees to reimburse the Company for all reasonable and documented (i) Registration Expenses and Selling Expenses in respect of the Company’s issuance of subordinated debt securities the proceeds of which are used to purchase the Repurchased Notes pursuant to the Purchase and Sale Agreement; (ii) Registration Expenses and Selling Expenses in respect of the sale by RBSG of any Retained Notes (other than any Selling Expenses resulting from a sale of Retained Notes Subject to Repurchase to the Company pursuant to Section 3.01), and (iii) out-of-pocket expenses reasonably incurred by the Company in respect of the Company’s compliance with its obligations to register the Retained Notes, remove any restrictive legends from the Retained Notes and to obtain ratings for the Retained Notes pursuant to this Agreement; provided that the maximum amount of RBSG’s reimbursement obligations pursuant to clause (i) and (iii) above shall be $5,750,000. In the case of any Registration of Retained Notes required pursuant to this Agreement, RBSG shall pay all Registration Expenses and Selling Expenses (other than any Selling Expenses resulting from a sale of Retained Notes Subject to Repurchase to the Company pursuant to Section 3.01). Except as expressly set forth in this Section 4.02, each of RBSG and the Company agrees to bear the costs and expenses incurred by it (including any legal and accounting fees and any costs and charges of any trustee, registrar or paying agent) incident to the performance of its respective obligations under this Agreement.
Section 4.03.    Representations and Warranties. Each of the Company and RBSG represents and warrants, and agrees as to itself that:

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(a)    This Agreement has been duly authorized, executed and delivered by it, and constitutes a valid and binding agreement of it, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    It has the requisite power and authority and has duly taken all necessary action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.
(c)    The execution and delivery by it of, and the performance by it of its obligations under, this Agreement will not contravene any provision of (i) its certificate of incorporation, by-laws or other organizational documents, as applicable, (ii) any agreement or other instrument binding upon it or any of its subsidiaries or (iii) any applicable law or judgment, order or decree of any governmental body, agency or court having jurisdiction over it or any of its subsidiaries.
(d)    No consent, approval, authorization or order of any court or regulatory authority or other governmental agency or instrumentality is required in connection with the execution, delivery and performance of this Agreement by it or the consummation of the transactions contemplated hereby.
Section 4.04.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
If to RBSG, to:
The Royal Bank of Scotland Group plc
10th Floor
250 Bishopsgate
London EC2M 4AA
Attention: The Treasurer
with a copy to:
Head of Treasury Legal
Fiona.watson@rbs.com
Legalnotices_treasury@rbs.com
If to the Company to:
Citizens Financial Group, Inc.
600 Washington Boulevard
Stamford, CT 06901

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Attention: Eric Aboaf, Chief Financial Officer
with a copy to:
Stephen T. Gannon
Citizens Financial Group
Executive Vice President
General Counsel
28 State Street, Boston MA 02109
Any party may, by notice to the other party, change the address to which such notices are to be given.
Section 4.05.    Successors, Assigns and Transferees. This Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each of RBSG and the Company may assign this Agreement at any time in connection with a sale or acquisition of the Company or RBSG, as applicable, whether by merger, consolidation, sale of all or substantially all of the Company’s or RBSG’s, as applicable, assets, or similar transaction, without the consent of the other party; provided that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement.
Section 4.06.    GOVERNING LAW; NO JURY TRIAL.
(a)    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any law other than the laws of the State of New York. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE.
(b)    With respect to any Action relating to or arising out of this Agreement, each party to this Agreement irrevocably (i) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City; (ii) waives any objection which such party may have at any time to the laying of venue of any Action brought in any such court, waives

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any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such party; and (iii) consents to the service of process at the address set forth for notices in Section 4.03 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law.
Section 4.07.    Publicity. Neither party shall issue any press release or make any filing with the SEC or other applicable securities regulator relating to the purchase of the Repurchased Notes pursuant to the Purchase and Sale Agreement or the purchase of the Retained Notes Subject to Repurchase pursuant to Section 3.01, or otherwise disclosing this Agreement, without the prior approval of the other party, which approval shall not be unreasonably withheld, provided that nothing herein shall restrict either party from making any public disclosures to comply with applicable law, rule or regulation.
Section 4.08.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
Section 4.09.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 4.10.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
Section 4.11.    Amendment; Waiver.
(a)    This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Company and RBSG.

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(b)    Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.
Section 4.12.    Further Assurances. Each of the parties hereto shall execute and deliver all additional documents, agreements and instruments and shall do any and all acts and things reasonably requested by the other party hereto in connection with the performance of its obligations undertaken in this Agreement.
Section 4.13.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.
[The remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CITIZENS FINANCIAL GROUP, INC.
By:	/s/ David Lindenauer
Name: David Lindenauer
Title: EVP and Treasurer

THE ROYAL BANK OF SCOTLAND GROUP PLC
By:	/s/ John Cummins
Name: John Cummins
Title: Treasurer

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